Exhibit 16.1

March 12, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Bel Fuse Inc.'s (the “Company”) Form 8-K/A dated March 12, 2021, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs regarding the dismissal of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.
2.

We have no basis on which to agree or disagree with the statements made in the fifth paragraph regarding the appointment of Grant Thornton LLP as the Company’s new Independent Registered Public Accounting Firm.

Very truly yours,

/s/ DELOITTE & TOUCHE LLP